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                                                                   EXHIBIT 10.01

                                CONTRACT OF SALE

      THIS CONTRACT OF SALE (this "Contract") is made and entered as of the Effective Date (as hereinafter defined) by and between 1910 PP LIMITED PARTNERSHIP., a Texas limited partnership ("Seller"), and TRIPLE NET PROPERTIES LLC, A Virginia limited liability company ("Buyer").

      For and in consideration of the mutual covenants and agreements contained in this Contract and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1. PURCHASE AND SALE: Seller agrees to sell and convey to Buyer, and Buyer agrees to buy from Seller, the Property (hereinafter defined) for the consideration and upon and subject to the terms, provisions and conditions hereinafter set forth. The "property" means:

      (a) The land situated at 1910 Pacific Avenue, Dallas, Dallas County, Texas, more particularly described in Exhibit A to this Contract (the "Land"), together with (i) the improvements situated on the Land commonly known as 1910 Pacific Place and all other structures, fixtures, buildings and improvements situated on the Land (such buildings, structures, fixtures and improvements being herein called the "Improvements"), (ii) any and all rights, titles, powers, privileges, easements, licenses, rights-of-way and interests appurtenant to the Land and the Improvements, (iii) all rights, titles, powers, privileges, licenses, easements, rights-of-way and interests, if any, of Seller, either at law or in equity, in possession or in expectancy, in and to any real estate lying in the streets, highways, roads, alleys, rights-of-way or sidewalks, open or proposed; in front of, above, over, under, through or adjoining tie Land and in and to any strips or gores of real estate adjoining the Land, and (iv) all rights, titles, powers, privileges, interests, licenses, easements and rights-of-way appurtenant or incident to any of the foregoing, including, without limitation, to the extent owned by Seller, all mineral, oil, gas and other hydrocarbon substances on and under and that may be produced from the Land, as well as all development rights, land use entitlements, air rights, water, water rights, riparian rights, and water stock relating to the Land;

      (b) All equipment, fixtures, appliance, inventory, and other personal property of whatever kind or character owned by Seller and attached to or installed or located on or in the Land or the Improvements (the "Personal Property");

      (c) All of Sellor's right, title and interest in and to all agreements, leases and other agreements that relate to or affect the Land, the Improvements, the Personal Property or the operation thereof, including, without limitation, tenant leases ("Tenant Leases") and all security deposits actually paid to or received by Seller in connection therewith (and not as of the Closing Date returned to or forfeited by tenants under Tenant Leases), the service and maintenance contracts, warranties, guaranties and bonds, but only to the extent that the foregoing are assignable by Seller without any necessary third party consent, or to the extent that all necessary third party consents to such assignments have been obtained (provided that Seller shall not be obligated to obtain such third party consents); and

      (d) To the extent assignable at no cost to Seller, all intangible personal property, if any, owned by Seller and related to the Land and the Improvements, including, without limitation: the name "1910 Pacific Place".

2. CONTRACT SALES PRICE: The total purchase price for the Property (the "Sales Price") shall be TWENTY-NINE MILLION NINE HUNDRED THOUSAND AND NO/100 DOLLARS ($29,900,000,00),

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payable in cash at Closing. Payment in cash means payment by wire transfer of immediately available federal funds ("Immediately Available Funds").

3. EARNEST MONEY: Within two (2) Business Days (as hereinafter defined) of the Effective Date, Buyer shall deliver to Chicago Title Insurance Corporation, 2001 Bryan Street, Suite 1700, Dallas, TX 75201-3005, Attention: Ellen Schwab (Phone: (214) 965-1670; email: SchwabE@ctt.com, the "Title Company"), as escrow agent, TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000,00) (by Immediately Available Funds) as earnest money (the "Initial Earnest Money"), which funds shall be deposited and held by the Title Company in an interest bearing account, and Buyer shall provide such information, including its federal identification number, as is necessary to establish such account. Unless Buyer has terminated this Contract, prior to the expiration of the Feasibility Period (as hereinafter defined), Buyer shall place into escrow with the Title Company an additional amount equal to SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($750,000.00) as additional earnest money ("Additional Earnest Money"). To the extent delivered by Buyer, the Earnest Money and the Additional Earnest Money, together with any interest thereon are collectively referred to as the "Earnest Money." If Buyer does not timely deliver the Initial Earnest Money as provided in this Section 3, this Contract shall be null and void, and neither party shall have any rights or obligations hereunder. If Buyer has not otherwise terminated this Contract in accordance with the terms hereof, Buyer's failure to timely deliver the Additional Earnest Money shall constitute a default by Buyer. If the transaction contemplated by this Contract is closed, then the Earnest Money will be applied in payment of the Sales Price to be paid at Closing. In the event the transaction is not closed, then the Title Company shall disburse the Earnest Money in accordance with the provisions of this Contract.

4.    CLOSING:

      (a) The closing of the sale of the Property to Buyer (the "Closing") shall take place at the Title Company on the date (the "Closing Date") which is thirty (30) days after expiration of the Feasibility Period (hereinafter defined).

      (b) At the Closing, Seller shall deliver or cause to be delivered to Buyer, at Seller's sole cost and expense (except as otherwise provided in this Section 4.(b)), the following:

            (i) A Special Warranty Deed, in the form attached hereto as Exhibit B, duly executed and acknowledged by Seller, conveying good and indefeasible title in fee simple to the Land and Improvements, free and clear of any and all liens, encumbrances, easements and assessments, except for Permitted Exceptions (hereinafter defined) and any others approved by Buyer in writing;

            (ii) A Bill of Sale, Assignment and Assumption Agreement (the "Bill of Sale"), in the form attached hereto as Exhibit C, duly executed and acknowledged by Seller;

            (iii) An Assignment and Assumption Agreement (the "Assignment and Assumption Agreement"), in the form attached hereto as Exhibit D, duly executed and acknowledged by Seller;

            (iv) The Refurbishment Agreement (as hereinafter defined) duly executed by Seller;

            (v) An Owner's Policy of Title Insurance (the "Owner's Title Policy"), delivered in due course by the Title Company after Closing, to be issued by the Title Company on the standard form in use in the State of Texas, in the full amount of the Sales Price, dated as of the Closing Date, insuring Buyer's fee simple title to the Land and Improvements to be good and indefeasible subject only to

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      Permitted Exceptions and others approved by Buyer in writing, and the standard printed exceptions, provided, however;

                  (A) the exception as to area and boundaries may, at the option and expense of Buyer, be deleted except for "any shortages in area";

                  (B) the standard exception as to restrictive covenants shall either be deleted or except only for any restrictive covenants that are Permitted Exceptions;

                  (C) the exception as to standby fees and taxes shall be limited to standby fees and taxes for the year of Closing and subsequent years, and subsequent assessments for prior years due to changes in land usage or ownership;

      Any endorsements to the Owner's Title Policy shall also be at the sole cost and expense of Buyer.

            (vi) Possession of the Property, subject only to the Tenant Leases and the Permitted Exceptions;

            (vii) A non-foreign affidavit, in the form attached hereto as Exhibit E, duly executed and acknowledged by Seller;

            (viii) Originals Of any Estoppel Certificates (as hereinafter defined);

            (ix) Evidence of its capacity and authority for the closing of this transaction; and

            (x) Such other documents as may be reasonably required to close this transaction, duly executed.

      (c) At the Closing, Buyer Shall perform and deliver, at Buyer's sole cost and expense, the following:

            (i) The Sales Price in Immediately Available Funds (reduced by the amount, if any, of the Earnest Money applied for that purpose);

            (ii) The Assignment and Assumption Agreement duly executed and acknowledged by Buyer;

            (iii) Evidence of its capacity and authority for the closing of the transaction contemplated herein;

            (iv)  The Refurbishment Agreement duly executed by Buyer;

            (v) Notices to all tenants of the Property satisfying the requirements of Section 93.007 of the Texas Property Code, in form and substance acceptable to Seller informing tenants of the change in ownership and any change in place for payment of rentals and acknowledging that Buyer has received and is responsible for those tenants' security deposits transferred to Buyer; and

            (vi) Such other documents as may be reasonably required to close this transaction, duly executed.

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      (d)   Seller shall pay: the premium for the Owner's Title Policy, except the premium of the area and boundary modification (if any) and the cost of any other endorsements shall be paid entirely by Buyer, 1/2 of any escrow fee; fees for preparation of the conveyance documentation; Sellers attorneys' fees; any costs of preparing the Existing Survey (as hereinafter defined) and other expenses stipulated to be paid by Seller under other provisions of this Contract. Buyer shall pay: survey fees (excluding the costs of preparing the Existing Survey but including any costs to update or recertify the Existing Survey), the costs of any endorsements related to the Owner's Title Policy, including the modification of the survey exception, the cost of any mortgagee policy of title insurance (including endorsements), 1/2 of any escrow fee; Buyer's attorneys' fees; and other expenses stipulated to be paid by Buyer under other provisions of this Contract.

      (e) Assessments, current taxes, and maintenance fees shall be prorated as of the Closing Date. If ad valorem taxes for the year of Closing are not available on the Closing Date, then proration of taxes shall be made on the basis of taxes assessed in the previous year, with a subsequent cash adjustment of such proration to be made between Seller and Buyer, if necessary, when actual tax figures are available. In making the prorations required by this Section 4, the economic burdens and benefits of ownership of the Property for the Closing Date shall be allocated to Buyer. The provisions of this Section 4(e) shall survive the Closing.

      (f) Utilities and other customarily prorated expenses, including, without limitation, water, sewer, gas, electricity, trash removal, and fire protection service, and any contracts or agreements for services to the Property to be transferred to and assumed by Buyer, to the extent paid for by Seller or required to be paid for by Seller for a period after Closing, shall be prorated as of the Closing Date. Other expenses relating to the Property up to the Closing Date and all periods prior thereto including those required by any contract or agreement for my services to the Property and those incurred or ordered by Seller or Seller's agents that are not to be transferred and assumed by Buyer, including, without limitation, insurance and administrative expenses, shall be paid for by Seller, and Buyer shall not be liable therefor. Seller shall not assign to Buyer, and Buyer shall not be entitled to, any deposits held by any utility company or other company servicing the Property; instead, such deposits shall be returned to Seller, and Buyer shall arrange and bear all responsibility to arrange with all utility companies to have accounts styled in Buyer's name beginning on the Closing Date. The provisions of this Section 4(f) shall survive the Closing.

      (g) All rentals and other tenant charges and reimbursements shall be prorated between Seller and Buyer as of midnight of the date prior to the Closing Date ("Proration Date"). At the Closing, Seller shall pay to Buyer in cash the amount of the security deposits (if any) actually paid to or received by Seller under the Tenant Leases (and not as of the Closing Date returned to or forfeited by Tenants under the Tenant Leases) and any prepaid rentals actually paid to or received by Seller for periods subsequent to the Closing. All rentals and other tenant charges and reimbursements received in respect to the month in which the Closing Date occurs (the "Current Month") and Additional Rents (as defined below) for the Current Month that have been received as of the Proration Date shall be prorated on a per diem basis based upon the number of days in the Current Month on or prior to the Proration Date (which shall be allocated to Seller) and the number of days in the Current Month after the Proration Date (which shall be allocated to Buyer). Rents and other tenant charges and Additional Rents that have not been received as of the Proration Date shall not be prorated on the Closing Date. All rentals and other tenant charges and Additional Rents received by Buyer from a tenant after the Closing Date shall be applied as follows: (i) first, to the payment of the actual reasonable third party costs of collecting such amount; (ii) second, on account of any amounts then currently due Buyer from such tenant for any periods subsequent to the Proration Date; and (iii) third, on account of any amount then currently due Seller from such tenant for any periods on or prior to the Proration Date. Buyer shall (i) bill tenants for all rentals and other tenant charges and Additional Rents, (ii) include all delinquent amounts in its normal billings, (iii) pursue using reasonable and customary measures the collection of all amounts, and (iv) reasonably cooperate with Seller in collecting any amounts due Seller (but shall not be required to litigate or declare a default in any Tenant Lease). Delinquent payments, if and when collected by Buyer, shall be paid to Seller to

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the extent of Seller's interest therein, and if not collected within sixty (60)
days after Closing, Seller shall have the right to collect same and to pursue an action against any tenant owing delinquent rents and any other amounts to Seller attributable to the period prior to the Closing Date to collect such amounts, together with damages and the like as a result thereof (but in no event shall Seller have any right to institute eviction proceedings with respect thereto). After application as set forth above, Buyer shall remit to Seller within fifteen
(15) business days after the end of the calendar month of Buyer's receipt of that portion of rentals and other tenant charges and Additional Rents received after the Closing Date attributable to periods prior to the Closing Date. Tenants of the Property may be obligated to pay, as additional rent, certain escalations in base rent, parking charges and overtime HVAC charges and pass-throughs of operating and similar expenses and taxes pursuant to the terms of the Tenant Lease (collectively," Additional Rents"). Any operating cost pass-throughs or other sums paid by Tenant to landlord as provided for in the Tenant Leases (including, without limitation, real estate tax reimbursements paid by tenants under the Tenant Leases) shall be apportioned as follows: (i) all amounts paid to Seller prior to the Proration Date for the period prior to the Closing Date shall be retained by Seller, and (ii) any amounts payable by tenants but not yet collected through the Proration Date, which reimburse landlord for charges accruing prior to the Closing Date, shall be paid by Buyer to Seller within fifteen (15) business days after the end of each calendar month; and (iii) all amounts payable by tenants to reimburse for charges accruing for the period beginning on, and continuing after, the Closing Date shall be retained by Buyer. Except for checks for the Current Month which shall be retained by Seller based on Seller's period of ownership of the Property during the Current Month, and of which any remainder shall be paid to Buyer within fifteen (15) business days of Seller's receipt of such check, Seller agrees that any checks received by Seller from tenants after the Closing shall, within fifteen (15) business days be endorsed (without recourse) and delivered to Buyer. As to any Additional Rents that are based on estimates and that are subject to adjustment or reconciliation pursuant to the Tenant Leases after the Closing Date, Seller and Buyer shall prorate such Additional Rents at the time that such estimates are actually adjusted or reconciled pursuant to the terms of the Tenant Leases, Buyer shall deliver bills to each tenant for Additional Rents by no later than APRIL 1, 2004 and Buyer shall use commercially reasonable efforts to pursue collection of such bills. Any amounts that may be due Seller as a result of such re-prorations shall be paid by Buyer to Seller within fifteen (15) business days after Buyer collects such amounts from the tenants, and any amounts that may be due the tenants from Seller as a result of such re-prorations shall be paid by Seller to Buyer within fifteen (15) business days after written request therefor is delivered to Seller by Buyer (together with reasonable evidence of the amount due the tenants). The provisions of this
Section 4 (g) shall survive the Closing.

      (h) At the Closing, Seller shall deliver to Buyer (or make available at the Property), to the extent in Seller's possession, originals of the Tenant Leases, originals of the Elevator Contract (as hereinafter defined), originals of the Lobby Contract (as hereinafter defined), copies of the tenant correspondence files, keys, access codes, and originals of any other items which Seller was required to furnish or make available pursuant to Sections 7 (b). except for Seller's general ledger and other internal books or records which shall be retained by Seller.

5.    FEASIBILITY STUDY AND INSPECTION:

      (a) Buyer is granted the right to conduct engineering and/or market and economic feasibility studies of the Property and a physical inspection of the Property, including studies or inspections to determine the existence of any environmental hazards or conditions (collectively, the "Feasibility Study") during the period (the "Feasibility Period") commencing on the Effective Date and ending at 5:00 p.m., Dallas, Texas time thirty (30) days thereafter. With Seller's permission, after Seller has received advance notice sufficient to permit it to schedule in an orderly manner Buyer's examination of the Property and to provide at least twenty-four (24) hours advance written notice to any affected tenants, Buyer or its designated agents may enter upon

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the Property for purposes of analysis or other tests and inspections deemed necessary by Buyer for the Feasibility Study; provided, however, Buyer is not permitted to perform any intrusive testing, including, without limitation, a Phase II environmental assessment or boring, without (i) submitting to Seller the scope and inspections for such testing; and (ii) obtaining the prior written consent of Seller which may be withheld in Seller's sole and absolute discretion. Buyer shall not alter the physical condition of the Property without notifying Seller of its requested tests, and obtaining the written consent of Seller to any physical alteration of the Property. Seller understands that Buyer intends to arrange an interview with the FDIC during the Feasibility Period. Seller agrees to provide reasonable assistance in attempting to arrange the interview with the FDIC; provided Buyer agrees that Buyer shall not conduct or cause to be conducted any tenant interview unless a representative of Seller is present throughout such interview. Provided Buyer provides at least two (2) business days prior written notice to Seller, Seller shall cause a representative to be reasonably available for the interview with the FDIC. Buyer will exercise its best efforts to conduct or cause to be conducted all inspections and tests in a manner and at times which will not unreasonably interfere with any tenant's use and occupancy of the Property. If Buyer determines, in its sole judgment, that the Property is not suitable for any reason for Buyer's intended use or purpose, or is not in satisfactory condition, then Buyer may terminate this Contract by written notice to Seller prior to expiration of the Feasibility Period, in which case the Earnest Money will be returned to Buyer, and neither party shall have any further right or obligation hereunder other than as set forth herein with respect to rights or obligations that survive termination. If the Contract is not terminated in the manner and within the time provided in this Section 5, the condition provided in this
Section 5(a) and any and all objections with respect to the Feasibility Study shall be deemed to have been waived by Buyer for all purposes. The Feasibility Study shall be at Buyer's sole cost and expense.

      (b) Buyer shall promptly restore the Property to its original condition if damaged or changed due to the tests and inspections performed by Buyer, free of any mechanic's or materialman's liens or other encumbrances arising out of any of the inspections or tests, and shall provide Seller, at no cost to Seller, with a copy of the results of any tests and inspections made by Buyer, excluding any market and economic feasibility studies. Buyer shall keep confidential the results of any tests and inspections made by Buyer, and shall not disclose said results to any third parties; other than Buyer's advisors and other representatives who need to know such information for the purpose of evaluating the acquisition of the Property (collectively "Buyer Group"), and the Buyer Group shall be informed to treat the such information confidentially and in accordance with the terms and conditions of this Contract. BUYER HEREBY INDEMNIFIES AND HOLDS SELLER HARMLESS FROM ALL CLAIMS, LIABILITIES, DAMAGES, LOSSES, COSTS, EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS'
FEES), ACTIONS AND CAUSES OF ACTION ARISING OUT OF OR IN ANY WAY RELATING TO THE FEASIBILITY STUDY PERFORMED BY BUYER, ITS AGENTS, INDEPENDENT CONTRACTORS, SERVANTS AND/OR EMPLOYEES, INCLUDING THOSE CAUSED BY OR IN ANY WAY CONTRIBUTED TO BY THE NEGLIGENCE OF SELLER, ITS AGENTS, INDEPENDENT CONTRACTORS, SERVANTS AND/OR EMPLOYEES; PROVIDED SUCH INDEMNITY SHALL NOT EXTEND TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SELLER, ITS AGENTS, INDEPENDENT CONTRACTORS, SERVANTS AND/OR EMPLOYEES. Buyer further waives and releases any claims, demands, damages, actions, causes of action or other remedies of any kind whatsoever against Seller for property damages or bodily and/or personal injuries to Buyer, its agents, independent contractors, servants and/or employees arising out of the Feasibility Study or use in any manner of the Property. Buyer shall procure and continue in force from and after the date Buyer first enters the Property, and continuing throughout the term of this Contract, Comprehensive General Liability Insurance with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence, or Commercial General Liability Insurance, with limits of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) per event. Seller and West World Management, Inc. shall be included as an additional insured(s) under such comprehensive general liability or commercial general liability coverage. Such insurance shall include: (i) personal injury liability with employee and contractual exclusions removed; and (ii) a waiver of subrogation in favor of Seller without exception for the negligence of any additional insured. Buyer will not be permitted to come onto the Property unless and until Buyer has provided to Seller a certificate of insurance evidencing such coverage, the additional insured status of Seller,

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and such waiver of subrogation. The provisions of this Section 5(b) shall survive the Closing or any termination of this Contract and are not subject to any liquidated damage limitation on remedies, notwithstanding anything to the Contrary in this Contract.

6.    TITLE APPROVAL:

      (a) Seller has previously delivered to Buyer and Buyer acknowledges receipt of: (i) a Commitment for Title Insurance with copies of all recorded instruments affecting the Property and recited as exceptions in said Commitment for Title Insurance (collectively, the "Commitment") and (ii) the most current survey of the Property in Seller's possession or control ("Existing Survey"). Buyer may, at Buyer's sole cost and expense, obtain an update of the Existing Survey, If Buyer has an objection to items disclosed in the Commitment or the Existing Survey, then Buyer will be entitled to give Seller written notice of its objections tor a period of ten (10) Business Days following the Effective Date. If Buyer gives timely written notice of its objections, then Seller may, but shall not have any obligation to, cure such objections for a period of five
(5) days from the date. Seller receives Buyer's notice ("Seller's Cure Period"). Seller shall utilize reasonable diligence to cure any errors in the Commitment, provided Seller shall not have any obligation to expend any money, to incur any contractual or other obligations, or to institute any litigation in pursuing such efforts other than to remove at Closing financing liens of an ascertainable amount created by, through, or under Seller. If any objection is not satisfied during Seller's Cure Period, then Buyer shall elect not later then five (5) days after the expiration of Seller's Cure Period, but in any event on or before expiration of the Feasibility Period, as its sole and exclusive remedy to either (i) terminate this Contract, in which case the Earnest Money shall be refunded to Buyer, and neither party will have any further rights or obligations pursuant to this Contract, other man as set forth herein with respect to rights or obligations that survive termination; or (ii) waive the unsatisfied objection (which shall thereupon become a Permitted Exception) and proceed to Closing. Any exception to title not objected to by Buyer in the manner and within the time period specified in this Section 6(a) shall be deemed accepted by Buyer. The phrase "Permitted Exceptions" means those exceptions to title set forth in the Commitment or Existing Survey and that have been accepted or deemed accepted by Buyer. The failure of Seller to deliver a Commitment or the Existing Survey satisfying the requirements of this Section 5(a) will not under any circumstances extend the period for review of the Commitment or Existing Survey beyond the Feasibility Period, and Buyer's sole and exclusive remedy for any such failure shall be to terminate this Contract prior to the expiration of the Feasibility Period in accordance with the provisions of Section 5(a). Buyer shall notify Seller in writing of any failure of the Commitment or Survey to satisfy the requirements of this Section 6(a) within ten (10) days after the Commitment and Survey are received by Buyer, and if Buyer fails to do So, then they shall be deemed to satisfy such requirements.

      (b) After the Effective Date, Seller shall not intentionally or deliberately place on the Property any encumbrance (references to "encumbrance" include any lien, encumbrance, or other exception to title) other than the Permitted Exceptions. If prior to the Closing Date title to the Property becomes subject to any encumbrance other than a Permitted Exception, then Seller may (but shall not be obligated to) attempt to cure such encumbrance. If Seller is unable or unwilling to cure any such encumbrance, then either Buyer may, as its sole and exclusive remedy: (i) terminate this Contract by written notice to Seller whereupon the Earnest Money shall be returned to Buyer, and neither party will have any right or obligation hereunder other than as set forth herein with respect to rights or obligations that survive termination; or (ii) proceed to Closing without receiving any credit against or reduction of the Sales Price whereupon Buyer shall be deemed to have accepted such encumbrance as an exception to title (which shall thereupon become a Permitted Exception).

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7.    SUBMISSION MATTERS:

      (a) Seller shall within five (5) business days deliver to Buyer copies of the following (the "Submission Matters"), to the extent (and only to the extent) that such items are available and in Seller's actual possession:

            (i)   the Tenant Leases;

            (ii) revenue and expense reports, or equivalent, in the form prepared by the property manager for 2002 and 2003 ("Operating Reports");

            (iii) the aged delinquency report(s) for the previous 24 months, in the form prepared by the property manager;

            (iv) copies of any service or maintenance contracts which are currently in effect ("Service Contracts");

            (v) Seller's most current Owner's Title Policy (with the amount of the coverage removed);

            (vi) Elevator Modernization Contract dated August 28, 2003 as amended November 14, 2003 by and between Seller and Schindler Elevator ("Elevator Contract");

            (vii) Lobby modernization plans prepared by Architeam, Architects and Interior Designers ("Lobby Plans");

            (viii) Parking Garage Lease Agreement dated as of May 31, 1953, regarding the elm street garage ("Parking Agreement");

            (ix)  An inventory of the Personal Property;

            (x) A rent roll as of a recent date in the form provided to Seller by its property manager;

            (xi) copies of all utility and tax (real and personal property) bills for the current year and the immediately preceding year together with the current tax assessment information; and

            (xii) copies of any certificates of occupancy;

      (b) Seller is currently in the process of finalizing the contract for the modernization of the lobby of the Building in accordance with the Lobby Plans ("Lobby Contract"). At least five (5) days prior to the expiration of the Feasibility Period, Seller shall provide to Buyer a copy of the executed Lobby Contract.

      (c) In addition, Seller has or will cause to be made available to Buyer for inspection at the Property the following (the "Additional Submission Matters"), to the extent (and only to the extent) that such items are available and in Seller's actual possession or control:

            i)    copies of any plans and specifications;

            ii)   maintenance records for the Property; and

            iii)  tenant correspondence files.

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      (d)   Any failure of Seller to timely deliver any of the Submission
Matters or make available any of the Additional Submission Matters will not extend the Feasibility Period beyond the period prescribed in Section 5.(a) hereof, and Buyer's sole and exclusive remedy on account of any such failure will be to terminate this Contract prior to the expiration of the Feasibility Period in accordance with the provisions of such Section 3.2. Seller makes no representation or warranty, express or implied, as to the accuracy or completeness of the information contained in the Submission Matters or the Additional Submission Matters.

      (e) The Submission Materials and the Additional Submission Matters (together with any other information regarding the Property made available to Buyer) are confidential and shall not be distributed or disclosed by Buyer to any person or entity, except as may be required by law, provided that Buyer may disclose the Submission Materials to the Buyer Group provided such parties are made aware of the confidential nature of such information. If the transaction evidenced hereby fails to close for any reason whatsoever, Buyer shall return to Seller all copies of the Submission Materials which Seller or its agents may have delivered to Buyer (together with any other information regarding the Property made available to Buyer).

8. TENANT ESTOPPELS: It shall be a condition precedent to Buyer's obligations to proceed to Closing that Seller shall have delivered to Buyer, no later than three (3) days prior to the Closing Date, an estoppel certificate, in the form of estoppel required under such tenants lease ("Estoppel Certificate") from the Federal Deposit Insurance Corporation ("FDIC"). Seller shall not be in default under this Agreement or have any liability to Buyer if Seller is unable to obtain the Estoppel Certificate. In the event that Seller is unable to obtain the required Estoppel Certificate, Buyer may, as its sole and exclusive remedy:
(i) terminate this Contract by written notice to Seller whereupon the Earnest Money shall be returned to Buyer, and neither party will have any right or obligation hereunder other than as set forth herein with respect to rights or obligations that survive termination; or (ii) waive the requirement of such Estoppel Certificate and proceed to Closing without receiving any credit against or reduction of the Sales Price.

9. BROKER'S FEE: Buyer and Seller represent and warrant to each other that no real estate commissions, finders' fees, or brokers' fees have been or will be incurred in connection with the sale of the Property by Seller to Buyer, other than Wicker & Associates ("Broker"). Seller shall pay a commission to Broker pursuant to a separate agreement between Seller and Broker Such commission shall be deemed earned and shall be due and payable only if, as and when the sale contemplated by this Contract is consummated. Buyer and Seller shall indemnify, defend and hold each other harmless from any claim, liability, obligation, cost or expense (including attorneys' fees and expenses) for fees or commissions relating to Buyer's purchase of the Property asserted against either party by any broker or other person (other than the Broker) claiming by, through or under the indemnifying party or whose claim is based on the indemnifying party's acts. The terms and provisions hereof supersede in their entirety any prior agreements or understandings of any kind or character between Seller and Broker with respect to the payment of a commission, finder's fee or other sum in connection with the sale of the Property. The provision of this Section 9 shall survive the Closing or any termination of this Contract.

10.   LIMITATION OF SELLER'S REPRESENTATIONS AND WARRANTIES:

      (a) BUYER ACKNOWLEDGES THAT EXCEPT FOR ANY EXPRESS WARRANTIES AND REPRESENTATIONS CONTAINED IN THIS CONTRACT OR ANY INSTRUMENT, DOCUMENT, OR AGREEMENT TO BE DELIVERED TO BUYER AT CLOSING, BUYER IS NOT RELYING ON ANY WRITTEN, ORAL, IMPLIED, OR OTHER REPRESENTATIONS, STATEMENTS, OR WARRANTIES BY SELLER OR ANY AGENT OF SELLER OR ANY REAL ESTATE BROKER OR SALESMAN. ALL PREVIOUS WRITTEN, ORAL, IMPLIED, OR OTHER STATEMENTS, REPRESENTATIONS, WARRANTIES, OR AGREEMENTS, IF ANY, ARE MERGED HEREIN. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER SHALL NOT HAVE ANY LIABILITY TO BUYER, AND

BUYER SHALL RELEASE SELLER FROM ANY LIABILITY (INCLUDING, WITHOUT LIMITATION, CONTRACTUAL AND/OR STATUTORY ACTIONS FOR CONTRIBUTION OR INDEMNITY), FOR, CONCERNING, OR REGARDING: (A) THE NATURE AND CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE SUITABILITY THEREOF FOR ANY ACTIVITY OR USE;
(B) ANY IMPROVEMENTS OR SUBSTANCES LOCATED THEREON; OR (C) THE COMPLIANCE OF THE PROPERTY WITH ANY LAWS, RULES, ORDINANCES, OR REGULATIONS OF ANY GOVERNMENT OR OTHER BODY, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 13, SELLER HAS NOT MADE, DOES NOT MAKE, AND EXPRESSLY DECLAIMS, ANY WARRANTIES, REPRESENTATIONS, COVENANTS OR GUARANTEES, EXPRESSED OR IMPLIED, OR ARISING BY OPERATION OF LAW, AS TO THE MERCHANTABILITY, HABITABILITY, QUANTITY, QUALITY, OR ENVIRONMENTAL CONDITION OF THE PROPERTY OR ITS SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. BUYER AFFIRMS THAT IT: (I) HAS INVESTIGATED AND INSPECTED THE PROPERTY AND IS FAMILIAR AND SATISFIED WITH THE PHYSICAL CONDITION OF THE PROPERTY; AND (II) HAS MADE ITS OWN DETERMINATION AS TO THE MERCHANTABILITY, QUANTITY, QUALITY, AND CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE POSSIBLE PRESENCE OF TOXIC OR HAZARDOUS SUBSTANCES OR WASTE OR OTHER ENVIRONMENTAL CONTAMINATION AND THE PROPERTY'S SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. BUYER HEREBY ACCEPTS THE PROPERTY IN ITS PRESENT CONDITION (INCLUDING ENVIRONMENTAL CONDITIONS) ON AN"AS IS," "WHERE IS," AND "WITH ALL FAULTS" BASIS. BUYER FURTHER ACKNOWLEDGES THAT WITHOUT THIS ACCEPTANCE, THIS SALE WOULD NOT BE MADE AND THAT EXCEPT AS EXPRESSLY SET FORTH IN THE CONTRACT, AND WILL NOT UNDER ANY CIRCUMSTANCES HAVE, ANY OBLIGATION WHATSOEVER TO UNDERTAKE ANY REPAIR, ALTERATION, REMEDIATION, OR OTHER WORK OF ANY KIND WITH RESPECT TO ANY PORTION OF THE PROPERTY. BUYER AND ITS SUCCESSORS AND ASSIGNS HAVE, AND SHALL BE DEEMED TO HAVE, ASSUMED ALL RISK AND LIABILITY WITH RESPECT TO THE PRESENCE OF TOXIC OR HAZARDOUS SUBSTANCES OR WASTE OR OTHER ENVIRONMENTAL CONTAMINATION ON OR WITHIN OR UNDER THE SURFACE OF THE PROPERTY, WHETHER KNOWN OR UNKNOWN, APPARENT, NON-APPARENT OR LATENT, AND WHETHER EXISTING PRIOR TO, AT, OR SUBSEQUENT TO, TRANSFER OF THE PROPERTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS CONTRACT, BUYER AND ITS SUCCESSORS AND ASSIGNS HEREBY RELEASE SELLER OF AND FROM ANY AND ALL RESPONSIBILITY, LIABILITY, OBLIGATIONS, AND CLAIMS, KNOWN OR UNKNOWN, INCLUDING, WITHOUT LIMITATION, ANY OBLIGATION TO TAKE THE PROPERTY BACK OR REDUCE THE PRICE, OR ACTIONS FOR CONTRIBUTION OR INDEMNITY, THAT BUYER OR ITS SUCCESSORS AND ASSIGNS MAY HAVE AGAINST SELLER OR THAT MAY ARISE IN THE FUTURE, BASED IN WHOLE OR IN PART, UPON THE PRESENCE OF TOXIC OR HAZARDOUS SUBSTANCES OR WASTE OR OTHER ENVIRONMENTAL CONTAMINATION ON OR WITHIN OR UNDER THE SURFACE OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ALL RESPONSIBILITY, LIABILITY, OBLIGATIONS, AND CLAIMS THAT MAY ARISE UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT, AS AMENDED 42 U.S.C.'9601 ET SEQ. BUYER FURTHER ACKNOWLEDGES THAT THE PROVISIONS
OF THIS DISCLAIMER AND RELEASE HAVE BEEN FULLY EXPLAINED TO BUYER AND THAT BUYER FULLY UNDERSTANDS AND ACCEPTS SAME. THE PROVISIONS OF THIS DISCLAIMER AND RELEASE SURVIVE CLOSING.

      (b) Except as otherwise specifically stated in this Contract, Buyer agrees that Seller shall not be responsible or liable to Buyer for any construction defects, errors, omissions, or on account of any other conditions affecting the Property, as Buyer is purchasing the Property AS IS, WHERE IS, and WITH ALL FAULTS. Buyer or anyone claiming by, through or under Buyer, hereby fully releases Seller, its employees, officers, directors, representatives, attorneys and agents from any claim, cost, loss, liability, damage, expense, demand, action or cause of action arising from or related to any construction defects, errors, omissions, or other conditions affecting the Property. Buyer further acknowledges and agrees that this release shall be given full force and effect according to each of its expressed terms and provisions, including, without limitation, those relating to unknown and suspected claims, damages and causes of action. This covenant releasing Seller shall be a covenant running with the Property and shall be binding upon Buyer, its successors and assigns. Subject to consummation of this Contract, Seller hereby assigns to Buyer, without recourse or representation of any nature, effective upon Closing, any and all claims that Seller may have against any third party for any such errors, omissions or defects in the Property. As a material covenant and condition of this Contract, Buyer agrees that in the event of any such construction defects, errors, omissions or on account of any other conditions affecting the Property, Buyer shall look solely to Seller's predecessors in title or to such contractors and consultants as may have contracted for work in connection with the Property for any redress or relief. Upon the assignment by Seller of its claims, Buyer releases Seller of all rights, express or implied, Buyer may have against Seller arising out of or resulting from any errors, omissions or defects in the Property. Buyer further understands that some of Seller's predecessors in title may have filed petitions under the bankruptcy code and Buyer may have no remedy against such predecessors, contractors or consultants. This waiver and release of claims shall survive the Closing.

11.   DEFAULT:

      (a) Seller's Remedies. If Buyer fails to perform its obligations pursuant to this Contract at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Buyer's representations or warranties are breached in any material respect, then Seller shall be entitled, as its SOLE and EXCLUSIVE remedy (except as provided in Sections 5(b) and 9), to terminate this Contract and retain the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Buyer hereunder, Seller and Buyer agree that Seller's damages resulting from Buyer's default are difficult, if not impossible, to determine, and the Earnest Money is a fair estimate of those damages and has been agreed to in an effort to cause the amount of such damages to be certain. Notwithstanding anything in this
Section 11(a) to the contrary, in the event of Buyer's default or termination of this Contract, Seller shall have all remedies available at law or in equity if Buyer or any party related to or affiliated with Buyer is asserting any Claims or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property. If Closing is consummated, then Seller shall have all remedies available at law or in equity in the event Buyer fails to perform any obligation of Buyer under this Contract.

      (b) Buyer's Remedies. If Seller fails to perform its obligations pursuant to this Contract for any reason except failure by Buyer to perform hereunder, or if prior to Closing any one or more of Seller's representations or warranties are breached in any material respect, then Buyer shall elect, as its SOLE and EXCLUSIVE remedy, to either: (i) terminate this Contract by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, together with Buyer's actual, third party, out of pocket costs and expenses incurred in connection with Buyer's Feasibility Study, up to a maximum cumulative reimbursement not to exceed $25,000.00; or (ii) enforce specific performance; or (iii) waive said failure or breach and proceed to Closing. Notwithstanding anything herein to the contrary, Buyer shall be deemed to have elected to terminate this Contract if Buyer fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before fifteen (15) business days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such Claim or cause of action in Dallas County, Texas, within two (2) months following the scheduled Closing Date. In no event or circumstance shall Buyer be entitled to any consequential or punitive damages. Buyer's remedies shall be limited to those described in this Section 11 (b).

12. ATTORNEYS' FEES: Any party to this Contract who is the prevailing party in any legal proceeding against the other party brought under or with respect to this Contract or transaction shall be additionally entitled to recover court costs and reasonable attorneys' fees from the non-prevailing party.

13.   REPRESENTATION AND WARRANTIES OF SELLER:

      (a) Seller hereby represents and warrants to Buyer, which representations and warranties shall be deemed made by Seller to Buyer as of the Effective Date and also as of the Closing Date, that to Seller's current actual knowledge, no special investigation or inquiry having been made:

            (i) There are no parties in possession of any portion of the Property except Seller and tenants under Tenant Leases;

            (ii) To Seller's knowledge, neither Seller nor any tenant is in default of any material obligation pursuant to the terms of the Tenant Leases

            (iii) Seller has, or on the Closing Date will have, the corporate power and authority to sell and convey the Property as provided in this Contract and to carry out Seller's obligations hereunder, and that all requisite corporate action necessary to authorize Seller to enter into this Contract and to carry out Seller's obligations hereunder has been, or on the Closing Date will have been, taken;

            (iv) To Seller's knowledge, the Operating Reports are true and correct in all material respects;

            (v) Seller has received no written notice from any government agency having jurisdiction over the Land or Improvements that either considers the construction of the Improvements or the operation or use of the Property to be in violation of any law, ordinance, regulation or order;

            (vi) Without any other investigation or inquiry of any kind, except as may be lawfully located on the Property, to Seller's knowledge, there are no Hazardous Materials in, attributable to or affecting the Land or Improvements. As used herein, a "Hazardous Material" means any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of any Environmental Laws or any other federal, state or local law, ordinance, rule, regulation or other enforcement vehicle applicable to the Property, or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), or radon gas, urea formaldehyde, asbestos or lead. "Environmental Laws" means all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, as amended from time to time, and all federal and state court decisions, consent decrees and orders interpreting or enforcing any of the foregoing, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980,42 U.S.C.' 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C.' 6901, et seq., and the Clean Water Act, 33 U.S.C.' 1251, et seq.;

            (vii) There are no actions, suits or proceedings pending for which Seller has received service of process, before or by any judicial, administrative or union body, any arbiter or any governmental authority, against or affecting Seller or the Property. Seller has not received any written notice of a pending or threatened eminent domain or similar proceeding that would affect the Land or Improvements;

            (viii) Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder;

            (ix) Seller is not a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who commit, Threaten to

      Commit, or Support Terrorism, 66 Fed Reg, 49,079 (September 24, 2001), and to Seller's knowledge does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities;

            (x) To Seller's knowledge, there are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property other than as disclosed in the Submission Matters or as set forth in the Tenant Leases;

            (xi) To Seller's knowledge, this Contract does not and the transaction contemplated in this Contract will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject;

            (xii) To Seller's Knowledge, there is no litigation pending or threatened with respect to the Property, or with respect to Seller which impairs Seller's ability to perform its obligations under this Contract; and

             (xiii) Seller does not currently have any employees.

      (b) Whenever the phrases "to Seller's actual knowledge," "to Seller's knowledge," or "to the best of Seller's knowledge" or any similar phrase is used herein, such phrases shall be deemed to mean the present, actual knowledge (as opposed to the imputed knowledge), without inquiry or investigation, of such fact or condition by Charles O. W. Schouten, (President of West World Holding, Inc.), Carmen Tavares Cruz (Senior Vice President of West World Holding, Inc. and asset manager with responsibility for the Property) and Sandra Heffernan (Vice President of West World Management, Inc., the property manager), (collectively if one or more "Seller's Representative"). The representations and warranties contained in Section 13(a) are the representations and warranties of Seller and in no event or circumstances will be construed as either the individual representations and warranties of Seller's Representative or to create any individual liability for Seller's Representative.

      (c) It shall be a condition precedent to Buyer's obligations hereunder that as of the date of Closing, all of Seller's representations and warranties shall be true and correct in all material respects. If the representations and warranties of Seller which to Sellers actual knowledge were true and correct when made are not true and correct in all material respects on the date of Closing, then Buyer may, at its option, (a) waive such condition and close this transaction in accordance with the terms and provisions of this Contract or, (b) terminate this Contract by notice in writing to Seller and receive back the Earnest Money whereupon neither party shall have any further rights or obligations pursuant to this Contract, other than as set forth herein with respect to rights or obligations that survive termination.

      (d) Subject to the provisions of Section 13 (c), the representations and warranties of Seller made in Section 13(a) shall survive the Closing for a period of six (6) months (the "Survival Period"). Buyer shall have the right to bring an action against the Seller on the breach of a representation or warranty hereunder, but only on the following conditions: (i) the Buyer first learns of the breach after Closing and files such action within the Survival Period, and
(ii) Buyer shall not have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds Twenty-Five Thousand and No/100 Dollars ($25,000,00).
Furthermore, Buyer agrees that the maximum liability of Seller for the alleged breach of any or all representations or warranties set forth in this Contract is limited to Two Hundred Thousand and No/100 Dollars ($200,000.00). The provisions of this Section 13(d) shall survive the Closing.

      (e) If any representation or warranty above is known by Buyer prior to Closing to be untrue and is not remedied by Seller prior to Closing, Buyer may as Buyer's sole end exclusive remedy, either (i) terminate this Contract whereupon the Earnest Money shall be refunded to Buyer, and neither party shall have any further rights or obligations pursuant to this Contract, other than as set forth herein with respect to rights or obligations that survive termination, or (ii) waive its objections and close the transaction without any reduction or credit against the Sales Price. The foregoing representations and warranties shall not survive the Closing.

14.   COVENANTS OF SELLER: From the Effective Date until Closing, Seller shall:

      (a) Maintain and operate the Property in its current state and condition, reasonable wear and tear and damage from casualty excepted.

      (b) Continue all insurance policies relative to the Property in full force and effect.

      (c) Not remove any item of Personal Property from the Land or Improvements unless replaced by a comparable item of Personal Property, except for any dead landscaping, which Seller shall have no obligation to replace.

      (d) Refrain from entering into any contracts, or other agreements (excluding leases) regarding the Property (other than contracts in the ordinary and usual course of business and which are cancelable by the owner of the Property without penalty within thirty (30) days after giving notice thereof).

      (e) Deliver or make available to Buyer copies of all new Leases entered into after the date hereof and copies of all Proposals entered into after this date (the "New Proposals"). Seller shall not without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (except where such consent is deemed granted as provided in this Agreement) (i) amend any Tenant Leases, (ii) cancel any Tenant Leases, or (iii) execute any new leases; provided, however, that Seller shall be permitted to enter into, and Buyer shall be deemed to have approved and consented to, any lease agreement or amendment that is required pursuant to an existing Tenant Lease or memorializes the exercise of an existing right or option under an existing Tenant Lease. Buyer shall have five (5) days from its receipt of any New Proposal to notify Seller in writing of its approval or rejection of any such New Proposal. If no such notice is received by Seller within such period then Buyer shall be deemed to have approved any such New Proposal. Seller shall have the right to execute lease documents evidencing an Existing Proposal or a New Proposal approved or deemed approved by Buyer as provided in this Agreement.

      (f) Terminate, on or prior to the Closing Date, all Service Contracts other than the Elevator Contract and the Lobby Contract.

      (g) Terminate, on or prior to the Closing Date, the existing management agreement for the Property with West World Management, Inc.

      (h) Terminate, on or prior to the Closing Date, the existing lease for the management office for the Property with West World Management, Inc.

      (i) Provide Buyer with copies of (a) any default letters sent to or from Tenants and, (b) any copies of correspondence received from a Tenant that it is "going dark" or seeking to re-negotiate its lease and (c) notices of bankruptcy filings received with respect to any Tenant.

      (j) Perform Seller's material obligations under the Tenant Leases, in accordance with seller' prior operations.

      (k) Provide to Buyer copies of current rent rolls promptly following receipt by Seller, in the form provided by Seller's property manager.

15. USE OF PROPERTY: Seller has not claimed the benefit of laws permitting a special use valuation for the purposes of payment of ad valorem taxes on the Property. If a previous owner claimed such benefit and, after the purchase is closed, Buyer changes the use of the Property from its present use and the same results in the assessment of additional taxes, such additional taxes will be the obligation of the Buyer, notwithstanding that some or all of such additional taxes may relate back to the period prior to Closing.

16. CONDEMNATION: If prior to the Closing Date condemnation proceedings are commenced against any material portion of the Property, then this Contract shall terminate and the Earnest Money shall be refunded to Buyer. A "material portion of the Property" as used herein shall mean at least ten percent (10%) of the square footage of the structural Improvements or which would permit the termination of any Tenant Lease. If prior to the Closing Date condemnation proceedings are commenced against less than a material portion of the Property, then this Contract shall not terminate, but at Closing Seller shall assign to Buyer any condemnation award and the Sales Price shall not be reduced.

17. DAMAGE TO PROPERTY : Seller agrees to give Buyer prompt notice of any fire or other casualty affecting the Land, the Improvements or the Personal Property between the Effective Date and the Closing.

      (a) If prior to the Closing either (i) the Property is damaged by an uninsured casualty and Seller is unwilling OF unable to repair such damage on or prior to the Closing; or (ii) the Property is damaged by fire or other casualty that would cost TWO-HUNDRED FIFTY-THOUSAND AND NO/100 DOLLARS ($250,000.00) or more to repair, then in any such event, either Buyer or Seller may, at its option, elect to terminate this Contract by written notice to the other party within twenty (20) days after the date of Sellers' notice to Buyer of the casualty or at the Closing, whichever is earlier, in which case the Earnest Money shall be refunded to Buyer, and neither party shall have any further rights or obligations hereunder, ether than as set forth herein with respect to rights and obligations that survive termination. If neither Buyer not Seller timely makes its election to terminate this Contract, then the Closing shall take place as provided herein without reduction of the Sales Price (except for the amount equal to Seller's deductible under its insurance policies), and there shall be assigned to Buyer at the Closing all interest of Seller in and to any casualty insurance proceeds, including, to the extent assignable the proceeds of any business interruption or loss of rental insurance.

      (b) If prior to the Closing there shall occur damage to the Property caused by fire or other casualty that would cost less TWO-HUNDRED FIFTY-THOUSAND AND NO/100 DOLLARS ($250,000.00) to repair, then in any such event, Buyer shall have no right to terminate this Contract, but there shall be assigned to Buyer at Closing all interest of Seller in and to any casualty insurance proceeds that may be payable to Seller on account of any such occurrence, including, to the extent assignable the proceeds of any business interruption or loss of rental insurance and the Sales Price shall be reduced by an amount equal to Seller's deductible under its insurance policies.

      (c) Seller and Buyer both agree to use the Seller's insurance adjuster's assessment to determine the amount of damages.

18. REPRESENTATIONS AND WARRANTIES OF BUYER: Buyer represents and warrants to Seller, which representations and warranties shall be deemed made by Buyer to Seller as of the Effective Date and also as of the Closing Date:

      (a) Buyer has the full right, power and authority to purchase the Property as provided in this Contract and to carry out Buyer's obligations hereunder, and that all requisite action necessary to authorize Buyer to enter into this Contract and to carry out Buyer's obligations hereunder has been taken.

      (b) Buyer is not a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who commit, Threaten to Commit, or Support Terrorism, 66 Fed Reg, 49,079 (September 24, 2001), and to Buyer's knowledge does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities.

      Notwithstanding anything herein to the contrary, any breach by Buyer of any of the foregoing representations or warranties shall constitute a default by Buyer hereunder, and Seller may thereupon, at its option, terminate this Contract by giving written notice thereof, in which event the Earnest Money shall be paid to Seller as liquidated damages, and neither Buyer nor Seller stall have any further rights or liabilities hereunder, except as otherwise provided herein.

19.   MISCELLANEOUS:

      (a) All notices, demands, and requests and other communications required or permitted hereunder shall be in writing and shall be deemed to be delivered when actually received by telecopy or personal delivery or, if earlier and regardless whether actually received or not, (i) upon deposit with a nationally recognized overnight courier for next business day delivery, charges prepaid, or
(ii) upon three (3) business days following deposit in a regularly maintained receptacle for the United States mail, registered or certified, postage prepaid, in either such event to be addressed to the addressee as follows:

                    If to Seller:

                    Charles O.W. Schouten
                    President
                    West World Holding, Inc.
                    4 Manhattanville Road
                    Purchase, NY 10577
                    Phone: (914) 694-5900
                    Facsimile: (914) 694-4642

                    with a copy to:

                    Sandra Heffernan
                    West World Management, Inc.
                    2505 N. Plano Rd, Suite 1100
                    Richardson, TX 75082
                    Phone: (972) 680-3131 Ext. 101
                    Facsimile: (972) 690-0213

                    with an additional copy to:

                    Haynes and Boone, L.L.P.
                    2505 N. Plano Road, Suite 4000
                    Richardson, Texas 75082
                    Attention: Richard K. Martin

                    Phone: (972)739-8634
                    Facsimile: (972)692-9114

                    If to Buyer;

                    Theresa Hutton and Alex Vellandi
                    Triple Net Properties
                    1551 North Tustin Avenue
                    Suite 200
                    Santa Ana, CA 92705

                    Phone: 714-667-8252
                    Facsimile: 714-667-0611

                    with a copy to;

                    Louis J. Rogers, Esquire
                    Hirschler Fleischer
                    701 East Byrd Street, 15th Floor
                    Richmond, VA 23219

                    Phone: (804) 771-9567
                    Facsimile: (804) 644-0957

      (b) This Contract shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created hereunder are performable in Dallas County, Dallas, Texas.

      (c) This Contract shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns.

      (d) In case any one or more of the provisions contained in this Contract shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Contract shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. Furthermore, in lieu of any such invalid, illegal or unenforceable provision, there shall be automatically added to this Contract a provision as similar to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

      (e) This Contract constitutes the sole and only agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter hereof and cannot be changed except by their written consent.

      (f)   Time is of the essence with this Contract.

      (g) Words of any gender used in this Contract shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

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      (h)   In accordance with the requirements of the Texas Real Estate License
Act, Buyer is hereby advised by Broker that (i) Buyer should be furnished with or obtain a policy of title insurance or have the abstract covering the Property examined by any attorney of its own selection, and (ii) unless otherwise agreed to in writing by the parties hereto, Broker is being paid by Seller and is representing Seller in this transaction.

      (i) The covenants, indemnification obligations and the waiver and release by Buyer Set forth in Sections 5.(b), 10.(b) and 11, and the covenants and indemnification obligations of Buyer and Seller set forth in Sections 4.(e), 4.(f) and 9, shall survive consummation of Closing and any termination or cancellation of this Contract, notwithstanding any contrary provisions hereof.

      (j) The parties may execute this Contract in one or more identical counterparts, all of which when taken together will constitute one and the same instrument.

      (k) The parties hereto acknowledge that the parties and their respective counsel have each reviewed and revised this Contract, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Contract or any amendments or exhibits hereto.

      (l) "Business Day" shall mean a date which is not a Saturday, Sunday or holiday observed by federally chartered banks in the State of Texas, whenever any determination is to be made or action to be taken on a date specified in this Contract if such date falls upon a date which is not a Business Day, the date for such determination or action shall be extended to the first Business Day immediately thereafter.

20. ASSIGNMENT: Buyer may not assign this Contract without Seller's prior written consent, such consent to be given or denied in Seller's sole and absolute discretion; provided no consent of Seller Shall be required in connection with the assignment of the Contract at least ten (10) days prior to the Closing Date to any entity controlled by or managed by Triple Net Properties LLC. In event of any assignment of this Contract, Buyer shall promptly provide a copy of such assignment to Seller.

21. NONREFUNDABLE CONSIDERATION: Contemporaneously with the execution and delivery of this Contract, Buyer has delivered to Seller and Seller hereby acknowledges the receipt of a check in the amount of One Hundred Dollars ($100.00) ("Independent Contract Consideration"), which amount the parties bargained for and agreed to as consideration for Buyer's exclusive right to inspect and purchase the Property pursuant to this Contract and for Seller's execution, delivery and performance of this Contract. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided in this Contract, is nonrefundable, and it is fully earned and shall be retained by Seller notwithstanding any other provision of this Contract.

22. NOTICE TO TENANTS: Buyer and Seller shall immediately after Closing deliver to each tenant of the Property a signed statement acknowledging that Buyer is the new owner of the Property and that Buyer is responsible for all such tenants' security deposits providing an exact dollar amount of each security deposit. Buyer also hereby expressly agrees, confirms and acknowledges that Buyer shall be liable for (and Buyer hereby expressly assumes all liability for) all such security deposits that are transferred from Seller to Buyer regardless of whether notice is given to the tenants of the Property in accordance with the provisions of this Section 22. The provisions of this
Section 22 shall survive the Closing.

23. WAIVER OF CONSUMER RIGHTS. BUYER, AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION (WHICH COUNSEL WAS NOT DIRECTLY OR INDIRECTLY IDENTIFIED, SUGGESTED OR SELECTED BY SELLER OR ANY AGENT OF SELLER) HEREBY VOLUNTARILY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT (SECTION 17.41, ET SEQ., BUSINESS AND COMMERCE CODE), A LAW THAT GIVES CONSUMERS SPECIAL

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

RIGHTS AND PROTECTIONS. BUYER HEREBY ACKNOWLEDGES TO SELLER THAT BUYER AND SELLER ARE NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.

24.   MODERNIZATION OF THE ELEVATORS AND LOBBY.

      Seller has advised the Buyer that the FDIC has been advised of and expects the lobby of the Improvements to be modernized in accordance with the Lobby Plans. In addition, Seller and Buyer have agreed to the sharing of the cost of the Elevator Contract. With regard to the Lobby Plans and the Elevator Contract, the Seller and Buyer hereby agree as follows:

      (a) During the term of this Contract. Seller will diligently pursue the completion of the modernization work described in the Elevator Contract ("Elevator Work") in accordance with the terms of the Elevator Contract. The maintenance portion of the Elevator Contract will be prorated at the Closing.

      (b) Seller will responsible for the initial $268,369.19 of the costs and expenses of the Elevator Work ("Seller's Share"). All costs and expenses of the Elevator Work in excess of Seller's Share shall be paid by Buyer. If at Closing Seller has paid more than Seller's Share pursuant to the terms of the Elevator Contract Buyer shall, at Closing, reimburse to Seller the amount by which such payments by Seller exceed the Seller's Share. If at Closing Seller has paid less that Seller's Share pursuant to the terms of the Elevator Contract, Seller shall, at Closing, provide to Buyer a credit against the Sales Price in an amount equal to the sum of (i) Seller's Share, minus (ii) payments made by Seller on or prior to the Closing Date pursuant to the terms of the Elevator Contract.

      (c) Following the execution of the Lobby Contract during the term of this Contract, Seller will diligently pursue the completion of the modernization work described in the Lobby Contract ("Lobby Work") in accordance with the terms of the Lobby Contract.

      (d) All costs and expenses of the Lobby Work shall be paid by Buyer. If at Closing Seller has paid for any of the Lobby Work pursuant to the terms of the Lobby Contract, Buyer shall, at Closing, reimburse to Seller any sums paid by Seller pursuant to the terms of the Lobby Contract Following Closing, Buyer shall diligently and continuously pursue completion of the Lobby Work in accordance with the terms of the Lobby Contract.

      (e) At Closing, Buyer and Seller shall enter into a separate agreement ("Refurbishment Agreement") setting forth the terms and provisions of this
Section 24.

      (f)   The terms and provisions of this Section 24 shall survive Closing.

25.   BUYER'S CONDITIONS PRECEDENT.

      If any of the following conditions precedent to Buyer's obligations under this Contract is not satisfied, then Buyer may, at its option, waive such condition and close this transaction, or, as Buyer's sole and exclusive remedy, terminate this Contract, in which event the Earnest Money shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except other than as set forth herein with respect to rights or obligations which survive termination. The following shall be additional condition precedent to Buyer's obligations hereunder:

      (a) Each of the representations and warranties made by Seller in Section 13 shall be true and correct in all material respects when made and as of the Closing Date.

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

      (b) Seller shall have performed or complied in all material respects with each obligation and covenant required by the Tenant Leases and applicable laws and by this Contract to be performed or compelled with by Seller on or before the Closing.

      (c) Title to the Property and the other assets to be transferred hereunder shall be delivered to Buyer in the manner required under Section 6.

If any of the above described conditions precedent to Buyer's obligations hereunder is not satisfied Buyer may, at its option, (A) waive such condition and close this transaction with no reduction in the Sales Price, or (B) terminate this Contract by notice in writing to Seller in which event the Earnest Money shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except other than as set forth herein with respect to rights or obligations which survive termination.

26. IMPROVEMENT DISTRICT. Seller has advised Buyer that the Property is located within the Downtown Dallas improvement District which is a Public Improvement District.

27. EFFECTIVE DATE: The "Effective Date" of this Contract shall be the date an original of this Contract (or original counterparts of this Contract) are executed by both Seller and Buyer.

      EXECUTED in multiple originals effective as of March 1st, 2004. (Fill in the later of the dates when this Contract is executed by Seller and Buyer.)

                                       SELLER:

                                       1910 PP LIMITED PARTNERSHIP,
                                       an Texas limited partnership

                                       By: 1910 Pacific Plane, Inc.
                                           a Delaware corporation, its general
                                           partner

                                           /s/ Charles Schouten
                                       --------------------------------------
                                       Name: Charles Schouten
                                       Title: President
                                       Date signed: March 1st, 2004

                                       BUYER:

                                       TRIPLE NET PROPERTIES, LLC, a Virginia
                                       limited liability company

                                       By:/s/ Tony Thompson
                                       _____________________________________
                                       Name: Anthony W. Thompson
                                       Title: President
                                       Date signed: 2/25, 2004

                                       BROKER:

                                       The Broker executes this Contract for the sole purpose of acknowledging and consenting to Section 9. The Broker shall not be a necessary party to any Amendment of this Contract.

                                       WICKER & ASSOCIATES

                                       By: _____________________________________
                                       Name: ___________________________________
                                       Title: __________________________________
                                       Date signed: ____________________________

                                       TITLE COMPANY:

                                       Receipt of $250,000.00 Initial Earnest
                                       Money is acknowledged

                                       CHICAGO TITLE INSURANCE COMPANY

                                       By: /s/ Ellen Schwat
                                            ------------------------------------
                                       Name: Ellen Schwat
                                       Title : Escrow officer

EXHIBITS:

Exhibit A   -     Property Description
Exhibit B   -     Special Warranty Deed
Exhibit C   -     Bill of Sale, Assignment and Assumption Agreement
Exhibit D   -     Assignment of Lease and Assumption Agreement
Exhibit E   -     Non-Foreign Affidavit

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